EXHIBIT 99.1

Westmoreland Coal Company (719) 442-2600 - Telephone (719) 448-5825 - Fax	2 N. Cascade Ave., 14th Floor Colorado Springs, CO 80903

Richard M. Klingaman
Appointed To
Westmoreland Board of Directors

Colorado Springs, Colorado — February 28, 2006 — Westmoreland Coal Company (AMEX:WLB) announced today that Richard M. Klingaman (71) has been appointed to its Board of Directors by unanimous consent to fill the seat vacated by Mr. Pemberton Hutchinson who resigned in January 2006 for health reasons. If nominated by the Board, Mr. Klingaman will stand for election as a director at the 2006 Annual Meeting of Stockholders to be held in May.

Prior to consulting in the natural resources and energy industries, Mr. Klingaman was Senior Vice President for Penn Virginia Corporation, a natural resources company specializing in coal, oil, natural gas, timber, lime and limestone. During his fifteen year tenure at Penn Virginia he served on the Board of Directors for Westmoreland Resources, Inc. from 1980 to 1993, which at the time was owned by Westmoreland Coal Company, Penn Virginia Corporation, and Morrison Knudsen (now Washington Group International, Inc).

Prior to joining Penn Virginia Mr. Klingaman was an officer in the U.S. Army (Reserve) and held various chemist positions in the timber and high-tech defense industries, and co-founded Frontier Technical Associates, which provided product/process development, environmental assessment and product consulting.

Mr. Klingaman holds a B.S. in Wood Products Engineering and a M.S. in Forest Botany and Pathology from the Sate University College of Forestry at Syracuse University. He also received an MBA from the State University of New York at Buffalo. Mr. Klingaman resides in Wallingford, Pennsylvania.

Christopher K. Seglem, Chairman, President and CEO commented: “We are very pleased to have a person of Dick’s knowledge and experience in the coal and natural resources industry join our Board. No one can replace Pem Hutchinson’s love for Westmoreland and we will miss his insights and understanding of our business , but Dick brings a particularly pertinent familiarity and history with our northern Powder River Basin operations to the table and so will be able to contribute immediately.”

Westmoreland Coal Company is the oldest independent coal company in the United States. The Company’s coal operations include Powder River Basin coal mining in Montana and lignite mining operations in Montana, North Dakota and Texas. Its power operations include ownership interests in two coal-fired and one natural gas-fired generating plants. Westmoreland is implementing a growth strategy dedicated to meeting America’s dual goals of low-cost power and a clean environment through the acquisition and development of complementary, niche opportunities in coal, power and other segments of the energy sector. For more information, visit www.westmoreland.com.

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Contact: Diane Jones (719) 442-2600